UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: July 13, 2006
(Date of earliest event reported)
PAYCHEX, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State of or other jurisdiction of incorporation)	0-11330 (Commission File Number)	16-1124166 (IRS Employer Identification Number)

911 PANORAMA TRAIL SOUTH, ROCHESTER, NEW YORK (Address of principal executive offices)	14625-2396 (Zip Code)
(585) 385-6666
(Registrant’s telephone number, including area code)
None
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On July 13, 2006, Paychex, Inc.’s (the “Company”) Board of Directors approved the below arrangements for certain officers, as identified.
•	Approved the Officers Performance Incentive Program for the year ending May 31, 2007 which provides for senior vice presidents of the Company, other than the Chief Executive Officer, the opportunity for annual cash bonuses based on goals set in advance by the Governance and Compensation Committee of the Board of Directors of up to 80% of base salary based primarily on the Company’s annual revenue and operating income growth.

•	Approved the grant of restricted stock to its officers as provided under the Company’s 2002 Stock Incentive Plan (as amended and restated). The Restricted Stock Agreement has been filed as Exhibit 10.1 to this Current Report on Form 8-K.
Further Information
Additional information regarding compensation awarded to certain of the Company’s executive officers for the year ended May 31, 2006 will be provided in the Company’s proxy statement for its 2006 Annual Meeting of Stockholders, which is expected to be filed with the Securities and Exchange Commission on or about August 31, 2006.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.
     (b) On July 13, 2006, the Company’s Board of Directors accepted J. Robert Sebo’s resignation from the Board of Directors effective on October 4, 2006, the day prior to the expected date of Paychex, Inc.’s Annual Meeting of Stockholders. There were no disagreements between Mr. Sebo and the Company relating to the Company’s operations, policies or practices involved in Mr. Sebo’s decision not to stand for re-election as a Director.
     Mr. Sebo has been invaluable to Paychex, Inc. during his more than 30 year association with the Company. The Board of Directors thanks Mr. Sebo for his contributions and wishes him much success in his future endeavors.
EXHIBIT INDEX
The following exhibit is filed with this Current Report on Form 8-K:

Exhibit 10.1	Paychex, Inc. 2002 Stock Incentive Plan (as amended and restated effective October 12, 2005) 2007 Master Restricted Stock Award Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PAYCHEX, INC.
Date: July 19, 2006	/s/ Jonathan J. Judge
Jonathan J. Judge
President and Chief Executive Officer

Date: July 19, 2006	/s/ John M. Morphy
John M. Morphy
Senior Vice President, Chief Financial Officer and Secretary

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